Exhibit 2.1

SHARE EXCHANGE AGREEMENT

among

GRID AI CORP

[THE STOCKHOLDERS OF GRID AI CORP]

and

ENTERO THERAPEUTICS INC.

dated as of

September 30, 2025

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”), dated as of September 30, 2025, is entered into by and among Grid AI Corp, a corporation organized under the laws of the State of Nevada (the “Company”), the stockholders of the Company identified on Schedule A attached hereto (each a “Seller” and collectively the “Sellers”), and Entero Therapeutics Inc., a Delaware corporation (“PubCo”).

RECITALS

WHEREAS, PubCo’s common stock is currently listed, and will be continually listed, on Nasdaq (as defined herein) as of and from the date of the Agreement through the conversion of the Exchanged Preferred Shares (as defined herein);

WHEREAS, Sellers collectively own all of the issued and outstanding shares of common stock (the “Shares”), of the Company;

WHEREAS, the Company owns, or will own on the Closing Date (as defined below), 75% of the issued and outstanding capital stock of AMPX UK Holdings, a Cayman Islands company (“AMPX”);

WHEREAS, Sellers wish to sell to PubCo, and PubCo wishes to purchase from Sellers, all and not less than all of the Shares, subject to the terms and conditions set forth herein and in exchange, Sellers shall receive certain shares of common stock and preferred stock of PubCo (the “Share Exchange”);

WHEREAS, subject to tax review and analysis, it is the intention of the parties that the Share Exchange shall qualify as a tax-free reorganization under Section 354 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), Regulation D promulgated thereunder and/or Regulation S for offers and sales of securities outside the U.S.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“AMPX Intellectual Property” means all Intellectual Property owned by AMPX and used in its business as currently conducted.

“Ancillary Documents” means the Registration Rights Agreement, the Certificate of Designation, and such other documents and agreements required to be executed and delivered under this Agreement.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Cap” has the meaning set forth in Section 8.04(a).

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Common Stock” has the meaning set forth in Section 3.03(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in- part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (g) rights of publicity; and (h) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Seller or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Seller without independent verification.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or PubCo, as the case may be, or (b) the ability of a party to this Agreement to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company or PubCo operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) by mutual agreement of the parties hereto; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God; (ix) any epidemics, pandemics, or disease outbreaks or any worsening thereof; or (x) any failure by the Company or PubCo to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company or PubCo, as the case may be, compared to other participants in the industries in which the Company or PubCo conducts its businesses.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“PubCo” has the meaning set forth in the preamble.

“PubCo Common Stock” has the meaning set forth in Section 3.03(a).

“PubCo Indemnitees” has the meaning set forth in Section 8.02.

“PubCo Shareholder Approval” means the approval of PubCo’s stockholders at a duly convened PubCo Stockholder Meeting.

“PubCo Stockholder Approval Matters” means (i) the amendment of PubCo’s bylaws or such other constitutional documents as may be necessary in connection with the Share Exchange (to the extent PubCo and Sellers mutually agree is applicable and necessary), (ii) authorization for the conversion of the Exchanged Preferred Shares into PubCo Common Stock, (iii) election of directors, (iv) approval of the amendment to the PubCo Incentive Plan (as defined herein below) and increase the number of shares of PubCo Common Stock issuable or available for issuance under the Pubco Incentive Plan (as defined herein below, and (v) any other proposals PubCo and Sellers mutually agree is necessary or desirable to consummate the transactions contemplated by this Agreement or in connection with the Share Exchange.

“PubCo Stockholder Meeting” has the meaning set forth in Section 5.07(a).

“Real Property” means the real property owned by, or leased or subleased to, the Company, together with all buildings, structures and facilities located thereon.

“Recission” means the recission, cancellation, relinquishment, waiver and disclaimer of any and all claims and/or rights to record or beneficial ownership in and to Shares, Assumed Options and Assumed Warrants (as each of these terms is defined in the Recission Agreement) as set forth in the Recission Agreement.

“Recission Agreement” means the Recission Agreement dated as of March 14, 2025 (as amended) made by and among PubCo, ImmunogenX, LLC, a Delaware limited liability company and each of the individuals or entities who are the former shareholders of ImmunogenX, Inc.

“Registration Rights Agreement” means the registration rights agreement substantially in form and substance as Exhibit 1 attached hereto.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller(s)” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Shares” has the meaning set forth in the recitals.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

ARTICLE II SHARE EXCHANGE

Section 2.01 Exchange. Subject to the terms and conditions set forth herein, and in reliance upon the representations, warranties, and covenants contained in this Agreement, at the Closing, each Seller shall sell, transfer and assign to PubCo, and PubCo shall acquire from each Seller, such number of Shares set forth opposite such Seller’s name in Schedule A attached hereto under the caption “Number of Shares”, free and clear of all Encumbrances, in exchange for the consideration specified in Section 2.02.

Section 2.02 Consideration; PubCo Shares. In exchange for PubCo’s purchase of the Shares from Sellers, PubCo shall issue to Sellers, at the Closing (i) an aggregate of 424,348 shares of PubCo’s common stock, $0.0001 par value per share (the “PubCo Common Stock”), which represents 19.99% of the issued and outstanding shares of PubCo Common Stock as of the Closing (the “Exchanged Common Shares”), and (ii) 38,801.546 shares of PubCo’s Series H Preferred Stock, $618.53 liquidation value per share (the “Series H Preferred Stock”) having such rights and preferences as set forth in the certificate of designation attached hereto as Exhibit 2 (the “Exchanged Preferred Shares”), and which Exchanged Preferred Shares shall be convertible into not less than 38,801,546 shares of PubCo Common Stock, subject to the Milestones set forth in the Series H Preferred Stock. The Exchanged Common Shares and the Exchange Preferred Shares shall in the aggregate represent 82.5% of the issued and outstanding shares of PubCo Common Stock as of the Closing on an as-converted and fully-diluted basis after giving effect to the issuance of the Exchanged Preferred Shares and the conversion thereof and the Recission. The specific number of Exchanged Common Shares and Exchanged Preferred Shares issuable to each Seller at the Closing shall be as set forth opposite such Seller’s name in Schedule A attached hereto under the caption “Number of Exchanged Common Shares” and “Number of Exchanged Preferred Shares” respectively. Notwithstanding anything to the contrary contained herein, the Parties agree that (x) exercise or conversion of any issued and outstanding warrants, options and other convertible securities of PubCo (“Convertible Securities”) after the date hereof on the terms of such Convertible Securities, and (y) giving effect to the Recission (or the non-occurrence thereof), shall not alter, and the Parties shall mutually agree to take such further actions as may be necessary to ensure that, the Share Exchange will result in the Exchanged Common Shares and the shares of PubCo Common Stock issuable upon conversion of the Exchanged Preferred Shares (assuming all of the Milestones have been achieved), in the aggregate, represent 82.5% of the issued and outstanding shares of PubCo Common Stock on an as-converted and fully-diluted basis as of the Closing Date.

Section 2.03 Conversion of the Exchanged Preferred Shares. The conversion of the Exchanged Preferred Shares is subject to the Milestones set forth in Schedule B attached hereto and to the receipt of PubCo Shareholder Approval. For the avoidance of doubt and notwithstanding the Milestones, PubCo shall seek and obtain PubCo Shareholder Approval for the conversion of the total number of the Exchanged Preferred Shares and thereafter no additional corporate or other approval or consent will be required from the board of directors and/or stockholders of PubCo at the time of the conversion of the Exchanged Preferred Shares upon achievement of each of the Milestones. The Exchanged Preferred Shares and the Exchanged Common Shares are collectively referred to as the “Exchanged Shares”.

Section 2.04 Transactions to be Effected at the Closing.

(a)           At the Closing, PubCo shall:

(i)            deliver to each Seller certificates representing such Seller’s portion of the Exchanged Common Shares or proof of book-entry transfer of such Exchanged Common Shares registered in the name of each Seller.

(ii)           deliver to each Seller certificates representing such Seller’s portion of the Exchanged Preferred Shares or proof of book-entry transfer of such Exchanged Preferred Shares registered in the name of each Seller; and

(iii)          deliver to the Sellers, duly executed Ancillary Documents to which PubCo is a party, and all other agreements, documents, instruments or certificates required to be delivered by PubCo at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b)          At the Closing, Sellers shall deliver to PubCo:

(i)            stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(ii)           duly executed Ancillary Documents to which Sellers are parties to, as applicable, and all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the Share Exchange contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., New York time, no later than two Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by electronic exchange of documents and signatures, or at such other time or on such other date or at such other place as Agent and PubCo may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the correspondingly numbered Section of the disclosure schedules delivered or deliverable by or on behalf of Sellers on or within 21 days of the date hereof in accordance with Section 5.16 herein (the “Sellers Disclosure Letter”), it being specifically agreed by PubCo that the representations and warranties under this Article III, notwithstanding being made hereunder, are being made subject to the disclosures under the Sellers Disclosure Letter, furthermore, disclosure of any item in any section of the Sellers Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be a disclosure with respect to any other section to which the relevance of such item is reasonably apparent, each Seller hereby severally and not jointly, represents and warrants to PubCo that, as of the date hereof:

Section 3.01 Organization and Authority of Seller. Each Seller has full power and authority (corporate or individually) to enter into this Agreement and the Ancillary Documents to which such Seller is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and the Ancillary Document to which such Seller is or will be a party, the performance by each Seller of its obligations hereunder and thereunder, and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action that is or may be required on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by PubCo) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. When each other Ancillary Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms. Sellers have authorized Robert Kennedy to execute and deliver this Agreement and the Ancillary Documents as duly authorized signatory of each Seller.

Section 3.02 Organization, Authority and Qualification of the Companies. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and AMPX is a corporation duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Company and AMPX has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each of the Company and AMPX is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effective on the Company or AMPX, as the case may be. All corporate actions taken by the Company in connection with this Agreement has and the Ancillary Documents to which the Company is a party, has been duly authorized.

Section 3.03 Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of the Company consists of 38,000,000 shares (“Company Common Stock”), of which 38,000,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Sellers as set forth on Schedule A attached hereto, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, PubCo will be the record and beneficial owner of all of the Shares, free and clear of all Encumbrances.

(b)           None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

Section 3.04 Ownership of AMPX Shares; No other Subsidiaries or Business. As of the date of this Agreement, the Company is the record and beneficial owner of 37,500 shares of ordinary shares of AMPX, par value $1.00 per share (“AMPX Shares”), free and clear of all Encumbrances.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Documents to which it/he/she is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a material violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of such Seller, the Company or AMPX; (b) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to each Seller, the Company or AMPX; (c) require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller, the Company or AMPX is a party or by which each Seller, the Company or AMPX is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Company or AMPX in any material respect; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company or AMPX that will have a Material Adverse Effect on the Company or AMPX. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller, the Company or AMPX in connection with the execution and delivery of this Agreement and the Ancillary Documents to which such Seller or the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby.

Section 3.06 Financial Statements. As of the date of this Agreement, copies of AMPX’s unaudited financial statements consisting of the balance sheet of AMPX for the fiscal period ending on December 31, 2024, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the same period (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of AMPX for the six-month period ending on June 30, 2025, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the same period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been provided to PubCo or its Representatives. The Financial Statements are true and correct in all material respects (subject to being audited) and were prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements are based on the books and records of AMPX. The balance sheet of AMPX as of December 31, 2024 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of AMPZ as of June 30, 2025 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.07 Undisclosed Liabilities. Other than the ownership of the AMPX Shares, the Company has not conducted any other business; does not own any other assets; and does not have any liabilities, obligations or commitments of any nature whatsoever, whether absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”). As of the date of this Agreement, except as set forth in the Sellers Disclosure Letter, AMPX does not have any Liabilities that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than:

(a)            Liabilities reflected or reserved against in the Financial Statements as of the Balance Sheet Date or the footnotes thereto;

(b)            Liabilities incurred since the Balance Sheet Date in the ordinary course of business;

(c)            Liabilities incurred in connection with the Share Exchange or as permitted or contemplated expressly by this Agreement;

(d)            Liabilities incurred pursuant to contracts or permits binding on AMPX (which are listed on the Seller Disclosure Letter), or any of its subsidiaries (other than those resulting from any breach or default under such contract or permit); and

(e)            Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Share Exchange, this Agreement, the Company or AMPX.

Section 3.08 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, the business of AMPX has been conducted in the ordinary course of business, and there has not been, with respect to AMPX, any:

(a)            event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on AMPX;

(b)            amendment of the charter, by-laws or other organizational documents of AMPX;

(c)            issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock other than in connection with issuance or sale of capital stock to the Company, grant or exercise of options under existing incentive plan or issuance of equity to vendor, financial institutions and other third parties in the ordinary course of business;

(d)            material change in any method of accounting or accounting practice of AMPX, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(e)            entry into any Contract that would constitute a Material Contract other than in the ordinary course of business;

(f)             incurrence, assumption or guarantee of any material indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business;

(g)            transfer, assignment, sale or other disposition of any material assets shown or reflected in the Balance Sheet or cancellation of any material debts or entitlements;

(h)            transfer or assignment of or grant of any license or sublicense under or with respect to any material Intellectual Property except licenses or sublicenses granted in the ordinary course of business;

(i)             capital investment in, or loan to, any other Person not including extension of credit in the ordinary course of business;

(j)             acceleration, termination, material modification to or cancellation of any Material Contracts to which AMPX is a party or by which it is bound;

(k)            imposition of any Encumbrance upon any of AMPX’s material properties or assets, tangible or intangible;

(l)            loan to (or forgiveness of any loan to), or entry into any other material transaction with, any of its stockholders or current or former directors, officers and employees;

(m)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law, other than in connection with or with respect to the Company;

(n)            action by AMPX to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have a Material Adverse Effect on AMPX in respect of any Post-Closing Tax Period; or

(o)            Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09          Reserved.

Section 3.10          Title to Assets; Real Property. AMPX has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets used in the operation of its businesses or reflected in the Financial Statements (or acquired after the Balance Sheet Date), other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date.

Section 3.11          Legal Proceedings; Governmental Orders.

(a)            There are no Actions pending or, to Sellers’ Knowledge, threatened (a) against or by the Company or AMPX, which has a Material Adverse Effect on the Company or AMPX or any of their respective properties or assets (or by or against any Seller or any Affiliate thereof and relating to the Company or AMPX); or (b) against or by any Seller or any Affiliate of Seller (including the Company) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)            There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or AMPX or any of their respective properties or assets.

Section 3.12          Compliance With Laws; Permits.

(a)            Each of the Company and AMPX has complied, and is now complying, in all material respects with all Laws applicable to its business, properties or assets.

(b)            All material Permits required for the Company or AMPX, respectively, to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full.

Section 3.13          Taxes.

(a)            All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)            The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law in all material respect.

(c)            No claim has been made by any taxing authority against the Company in any jurisdiction where the Company may be subject to Tax by that jurisdiction.

(d)            There are no pending, or to Seller’s Knowledge, threatened, Actions by any taxing authority against the Company.

Section 3.14          Other Representations.

(a)            As of the date of this Agreement, the authorized capital stock of AMPX consists of 50,000 shares of ordinary shares, par value $1.00 per share (“AMPX Ordinary Shares”), of which 50,000 shares are issued and outstanding. All of the AMPX Ordinary Shares have been duly authorized, are validly issued, fully paid and non-assessable.

(b)            Except as set forth in Schedule 3.14(b) of the Sellers Disclosure Letter, as of the date of this Agreement, AMPX is not a party to any of the following contracts that are currently in effect (each being a “Material Contracts”):

(i)            Contracts involving aggregate consideration payable by AMPX in excess of $50,000 and which, in each case, cannot be cancelled by AMPX without penalty or without more than 90 days’ notice but excluding any employment agreements;

(ii)            Contracts that require royalty or other payments to use any material AMPX Intellectual Property;

(iii)           Contracts that require AMPX to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iv)           Contracts that provide for the assumption by AMPX of any Tax, environmental or other Liability of any Person;

(v)            Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise) that is not in the ordinary course of business and other than agreement with the Company;

(vi)           Contracts relating to Indebtedness (including, without limitation, guarantees) of AMPX in excess of $100,000;

(vii)          Contracts that limit or purport to limit the ability of AMPX to compete in any line of business or with any Person or in any geographic area that AMPX current conducts or competes in;

(viii)         Contracts to which AMPX is a party that provide for any joint venture, partnership or similar arrangement by AMPX with any other Person (other than the Company); and

(ix)            Collective bargaining agreements or Contracts with any union to which AMPX is a party.

As of the date of this Agreement, each Material Contract set forth in Schedule 3.14(b) of the Sellers Disclosure Letter is in full force and effect and is a valid and binding agreement enforceable against AMPX and, to Sellers’ Knowledge, the other party or parties thereto, in accordance with its terms.

(c)            To Sellers’ Knowledge, AMPX is the legal and beneficial holder of record of, or has entered into written Contracts with such third parties as may be necessary to obtain the rights to use exclusively or non-exclusively, such Intellectual Property used in connection with AMPX’s business as currently conducted. Use of such AMPX Intellectual Property may involve payment of fees or royalties to their party owner of such Intellectual Property and AMPX may not be able to use or utilize such AMPX Intellectual Property without the payment of such fees or royalties. To Sellers’ Knowledge, there are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) pending that (i) allege infringement, misappropriation, or other violation by AMPX of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any AMPX Intellectual Property.

(d)            To Sellers’ Knowledge:

(i)             all Tax Returns required to be filed on or before the Closing Date by AMPX have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects;

(ii)            all Taxes due and owing by AMPX (whether or not shown on any Tax Return) have been, or will be, timely paid;

(iii)           AMPX has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law in all material respect;

(iv)           no claim has been made by any taxing authority against AMPX in any jurisdiction where AMPX may be subject to Tax by that jurisdiction; and

(v)            there are no pending, or to Seller’s Knowledge, threatened, Actions by any taxing authority against AMPX.

Section 3.15 Brokers. Except as set forth in the Seller’s Disclosure Letter, no broker, finder or investment banker (collectively, a “Broker”) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the any Seller.

Section 3.16 Title to Shares. Each Seller has good and valid title to such Seller’s Shares set forth opposite such Seller’s name on Schedule A attached hereto. The Shares of such Seller, when sold and delivered in accordance with and for the consideration set forth in this Agreement, will be free and clear of all Encumbrances and free of restrictions on transfer.

Section 3.17          Investment Representations.

(a)            Such Seller has been given access PubCo’s filings with the United States Securities and Exchange Commission available at www.sec.gov (“SEC Filings”)and has utilized such access for the purpose of obtaining investment information about PubCo.

(b)            Such Seller acknowledges that an investment in the Exchanged Shares involves a high degree of risk and each Seller has read and understands the SEC Filings, including the risk factors included in PubCo’s most recent Annual Report on Form 10- K and subsequent quarterly reports on Form 10-Q. Such Seller is in a financial position to hold the Exchanged Shares indefinitely and is able to bear the economic risk and withstand a complete loss of an investment in the Exchanged Shares.

(c)            Such Seller has obtained, to the extent such Seller deems necessary, professional advice with respect to the risks inherent in the investment in the Exchanged Shares, the condition and business of PubCo, and the suitability of the investment in the Exchanged Shares in light of such Seller’s financial condition and investment objectives.

(d)            Such Seller, either alone or with the assistance of such Seller’s professional advisor(s), if any, is a sophisticated investor, is able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the prospective investment in the PubCo Common Stock.

(e)            The Exchanged Shares will be acquired for investment purposes for such Seller’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof. Such Seller has no present intention of selling, granting any participation in or otherwise distributing the same in a manner contrary to the Act, or any applicable state securities or blue sky law, and such Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchanged Shares.

(f)            Such Seller has been solely responsible for such Seller’s own due diligence investigation of PubCo and its business, and such Seller’s analysis of the merits and risks of the investment made pursuant to this Agreement, and is not relyinon anyone else’s analysis or investigation of PubCo, its business or the merits and risks of the Exchanged Shares, other than professionals employed or engaged specifically by such Seller to assist such Seller in taking any action or performing any role relative to the arranging of the investments being made pursuant to this Agreement.

(g)            Such Seller acknowledges and understands that the issuance of the Exchanged Shares has not been, and will not be, registered under the Act or under the securities laws of any state or other jurisdiction, and the Exchanged Shares are characterized under the Securities Act as a “restricted security” and therefore, cannot be sold or transferred unless such resale is subsequently registered under the Securities Act or an exemption from such registration is available. Such Seller represents that such Seller is familiar with Rule 144 promulgated under the Securities Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(h)            Such Seller has been advised that the issuance of the Exchanged Shares is not being registered under the Securities Act or any other applicable securities laws of any country or state, and is being offered and sold pursuant to exemptions from such laws, and that PubCo’s reliance upon such exemptions is predicated in part on such Seller’s representations contained herein. Each Seller represents that he/she/it is either

(1) not a United States of America citizen or resident of any state therein or (2) is an “accredited investor” as defined under Rule 501(a) of Regulation D under the Securities Act, to the extent that any Seller is an entity, that it has not been organized for the specific purpose of investing in the Exchange Shares and is not acquiring the Exchanged Shares as the result of any “general solicitation” or “general advertising” as those terms are used in Regulation D under the Securities Act.

(i)             Such Seller acknowledges and understands that the conversion of Exchanged Preferred Shares is subject to the achievement of certain milestones and conditioned upon obtaining the PubCo Shareholder Approval.

(j)             Without in any way limiting the representations set forth above, such Seller further agrees that he, she or it may not make any disposition of all or any portion of the Exchanged Shares unless and until:

(i)            there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement;

(ii)           such Seller shall have notified PubCo of the proposed disposition and shall have furnished PubCo with a detailed statement of the circumstances surrounding the proposed disposition, and such Seller shall have furnished PubCo with an opinion of counsel, reasonably satisfactory to PubCo, that such disposition will not require registration of such shares under Securities the Act; or

(iii)          such proposed disposition complies in all respects with Rule 144 or any successor rule or Regulation S providing a safe harbor for such dispositions without registration and such Seller shall have furnished PubCo with an opinion of counsel, reasonably satisfactory to PubCo, that such disposition is in accordance with Rule 144 or Regulation S.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PUBCO

Except as set forth in the correspondingly numbered section of the disclosure schedules delivered by PubCo (the “PubCo Disclosure Letter”) on or after the date hereof, it being agreed that disclosure of any item in any section of the PubCo Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be a disclosure with respect to any other section to which the relevance of such item is reasonably apparent, PubCo represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of PubCo. PubCo is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. PubCo has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which PubCo is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by PubCo of this Agreement and any Ancillary Document to which PubCo is or will be a party, the performance by PubCo of its obligations hereunder and thereunder and the consummation by PubCo of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of PubCo. This Agreement has been duly executed and delivered by PubCo, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of PubCo enforceable against PubCo in accordance with its terms. When each Ancillary Document to which PubCo is or will be a party has been duly executed and delivered by PubCo (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of PubCo enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by PubCo of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of PubCo subject to the filing of the Series H Designation with the State of Delaware; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to PubCo; or (c) except as set forth in Section 4.02 of the PubCo Disclosure Letter, require the consent, notice or other action by any Person under any Contract to which PubCo is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to PubCo in connection with the execution and delivery of this Agreement and the Ancillary Documents to which PubCo is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on the ability of PubCo to consummate the transactions contemplated hereby on a timely basis.

Section 4.03 Investment Purpose. PubCo is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. PubCo acknowledges that the Shares are not registered under the Securities Act, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or based upon arrangements made by or on behalf of PubCo.

Section 4.05 Capital Stock. The authorized capital stock of PubCo consists of 100,000,000 shares of PubCo Common Stock and 10,000,000 shares of PubCo Preferred Stock (the “Preferred Stock”). As of the close of business on September 30, 2025 (the “Measurement Date”) and after giving effect to the Recission, (i) 2,122,779 shares of PubCo Common Stock (excluding treasury shares) are issued and outstanding, all of which were validly issued, fully paid and nonassessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares) and are free of preemptive rights, (ii) 475.56 shares of Series B Preferred Stock are issued and outstanding which are convertible into 87 shares of PubCo Common Stock, and 12,373 shares of Series G Preferred Stock are issued and outstanding (of which 11,777 shares are subject to the Recission Agreement), which Series G Preferred shares are convertible into 4,124,409 shares of PubCo Common Stock (of which 3,925,806 are subject to the Recission Agreement), (iii) 2,759 shares of PubCo Common Stock are reserved for issuance under stock options or other incentive rights granted by PubCo (of which 2,737 are subject to the Recission Agreement), (iv) 6,053,603 shares of PubCo Common Stock are reserved for issuance under warrants issued by the PubCo (of which 42,650 are subject to the Recission Agreement, (v) 60,000 shares of Series H Preferred Stock are authorized and reserved for issuance pursuant to this Agreement (upon the filing of the Series H Designation) and (vi) 198,690 shares of PubCo Common Stock are reserved for issuance upon conversion of any and all shares of the Company’s Preferred Stock (excluding any shares of PubCo Common Stock issuable on account of the shares of Series G Preferred Stock subject to the Recission Agreement). Except as listed above, PubCo does not have any outstanding warrants, bonds, debentures, notes or other obligations (or those that are convertible into, or exchangeable or exercisable for, PubCo Common Stock). Except as set forth above in Section 4.05 of the PubCo Disclosure Letter, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of PubCo or any of its Subsidiaries, (B) securities of PubCo or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of PubCo or any of its Subsidiaries or other voting securities or equity interests of PubCo or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of PubCo or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from PubCo or any of its Subsidiaries, or obligations of PubCo or any of its Subsidiaries to issue, any shares of capital stock of PubCo or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of PubCo or any of its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of PubCo or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which PubCo or any of its Subsidiaries is a party or of which PubCo has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of PubCo or any of its Subsidiaries. Except as set forth in Schedule 4.06 of the PubCo Disclosure Letter, the execution and performance of this Agreement and the Share Exchange contemplated herein, including the issuance of the Exchanged Common Shares and the Exchanged Preferred Shares will not violate or conflict with the terms and conditions of any warrants issued by the PubCo and will not trigger any changes, amendments, or adjustments, including without limitation, any price adjustment, reset, anti-dilution or similar adjustment.

Section 4.07 SEC Reporting.

(a)            PubCo has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by PubCo since January 1, 2023, including all SEC Filings (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “PubCo SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the PubCo SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the PubCo SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the PubCo SEC Documents (i) have been prepared in a manner consistent with the books and records of PubCo, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of PubCo and its consolidated subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2023, PubCo has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of PubCo have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)            PubCo maintains and since January 1, 2023, has maintained disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed and reasonably effective to ensure that all information (both financial and non-financial) relating to PubCo and its Subsidiaries required to be disclosed in PubCo’s periodic reports under the Exchange Act is made known to PubCo’s principal executive officer and its principal financial officer by others within PubCo or any of its Subsidiaries, and such disclosure controls and procedures are effective in timely alerting PubCo’s principal executive officer and its principal financial officer to such information required to be included in PubCo’s periodic reports required under the Exchange Act. PubCo maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably sufficient (i) to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (B) that transactions are executed only in accordance with the authorization of management, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of PubCo’s properties or assets that could have a material effect on the financial statements and (ii) such that all material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(d)            Except as specifically noted herein, nothing disclosed in the PubCo SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties in this Article IV.

Section 4.08 Undisclosed Liabilities. As of the date of this Agreement, except as set forth in Section 4.08 of the PubCo Disclosure Letter, there are no Liabilities of PubCo or any of its Subsidiaries, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than:

(a)            Liabilities reflected or reserved against in the consolidated balance sheet of PubCo and its consolidated Subsidiaries as of December 31, 2024 or the footnotes thereto set forth in the PubCo SEC Documents;

(b)            Liabilities incurred since December 31, 2024 in the ordinary course of business (none of which is a Liability for tort, breach of contract or environmental Liability);

(c)            Liabilities incurred in connection with the Share Exchange or as permitted or contemplated expressly by this Agreement; and

(d)            Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PubCo.

Section 4.09 Legal Proceedings. Except as set forth in the PubCo SEC Documents or in Section 4.09 of the PubCo Disclosure Letter, (a) there are no Actions pending or, to PubCo’s knowledge, threatened against or by PubCo or any Affiliate of PubCo or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to PubCo and its Subsidiaries, (b) there are no Orders outstanding against PubCo and its Subsidiaries or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to PubCo and its Subsidiaries, and (c) no Action pending or, to PubCo’s knowledge, threatened against or by PubCo or any Affiliate of PubCo, that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.10 Taxes.

(a)            All Tax Returns required to be filed by PubCo have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by PubCo (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)            PubCo has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law in all material respect.

(c)            No claim has been made by any taxing authority against PubCo in any jurisdiction where PubCo may be subject to Tax by that jurisdiction.

Section 4.11 Nasdaq Listing. Shares of the PubCo Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed on the Nasdaq Global Market under the symbol “ENTO”. PubCo is in compliance in all material respects with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of PubCo, threatened against PubCo by Nasdaq or the SEC with respect to any intention by such entity to deregister the PubCo Common Stock or terminate the listing of the PubCo Common Stock on Nasdaq. None of PubCo nor any of its Affiliates or Representatives has taken any action to terminate the registration of the PubCo Common Stock under the Exchange Act except as expressly contemplated by this Agreement.

ARTICLE V
COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), each of the PubCo and the Company shall, (x) conduct their respective business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of such company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with such company.

Section 5.02 Access to Information. From the date hereof until the Closing, each party hereto shall, (a) afford the other party and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to such company; and (b) furnish such requesting party and its Representatives with such financial, operating and other data and information related to the PubCo, the Company and their respective Subsidiaries, as the requesting party or any of its Representatives may reasonably request. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of any party hereto. No investigation by any party hereto shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the other parties in this Agreement. PubCo and Sellers shall comply with and shall use their reasonable best efforts to cause their respective Representatives to comply with, all of their respective obligations under any applicable confidentiality agreement to which they are subject, with respect to the information disclosed under this Section 5.02.

Section 5.03 No Solicitation of Other Bids.

(a)            Neither PubCo nor any of Sellers shall, and shall not authorize or permit any of their respective Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. PubCo and Sellers shall immediately cease and cause to be terminated, and shall cause their respective Affiliates (including the Company) and all of its and their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the either PubCo or the Company, respectively; (ii) the issuance or acquisition of shares of capital stock or other equity securities of PubCo, or the Company, respectively, pursuant to which such third-party purchaser directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of a party; (iii) the sale, lease, exchange or other disposition of any significant portion of PubCo’s or the Company’s properties or assets, respectively; or (iv) the sale, exchange or other disposition of any of the AMPX shares owned by the Company.

(b)            In addition to the other obligations under this Section 5.03, each of the respective parties hereto shall promptly (and in any event within three Business Days after receipt thereof by any such party or its Representatives) advise the other party orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)            Each of the parties hereto agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the other party and that money damages would not provide an adequate remedy to such party.

Section 5.04 Notice of Certain Events.

(a)            From the date hereof until the Closing, Sellers or the Company shall promptly notify PubCo in writing of:

(i)            any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the completion the Share Exchange contemplated by this Agreement;

(iii)          any notice or other communication from any Governmental Authority in connection with the completion of the Share Exchange contemplated by this Agreement; and

(iv)          any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting any Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or that relates to the consummation of the Share Exchange contemplated by this Agreement.

(b)            PubCo’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 8.02 and Section 9.01 and shall not be deemed to amend or supplement the Sellers Disclosure Letter unless otherwise agreed.

Section 5.05 Listing. PubCo shall (a) comply with Nasdaq rules and regulations, and (b) timely respond to any enquiries and action letters from Nasdaq, so as to ensure that Nasdaq does not deregister the PubCo Common Stock or terminate the listing of the PubCo Common Stock on Nasdaq from the date of this Agreement through the conversion of all of the Exchanged Preferred Shares.

Section 5.06 Directors and Officers of the Company. PubCo agrees and covenants that the directors and officers of the Company in officer on the date of this Agreement shall remain as the directors and officers of the Company, and shall not be involuntarily removed or dismissed from such positions by actions of PubCo (or its board of directors) except with the prior written consent of Sellers until such time that the Exchanged Preferred Shares have been converted in full into PubCo Common Stock.

Section 5.07 PubCo Stockholder Meeting.

(a)            Aa promptly as practicable following the Closing, PubCo shall establish the record date, and take all action necessary under applicable Law to call, give notice of, convene and hold a meeting of the holders of PubCo Common Stock (the “PubCo Stockholder Meeting”) to consider and obtain approval for the PubCo Stockholder Approval Matters with the recommendation of the board of directors of PubCo that such PubCo Stockholder Approval Matters be approved. The PubCo Stockholder Meeting shall be held as promptly as practicable after the filing of a proxy statement under the Securities Act (a “Proxy Statement”), and in any event no later than twenty (20) days after PubCo has received approval to mail such Proxy Statement. PubCo shall take reasonable measures to ensure that all proxies solicited in connection with the PubCo Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the PubCo Stockholder Meeting, or a date preceding the date on which the PubCo Stockholder Meeting is scheduled, PubCo reasonably determines in good faith that (i) it will not receive proxies sufficient to obtain approval for the PubCo Stockholder Approval Matters, whether or not a quorum would be present or (ii) it will not have sufficient shares of PubCo Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the PubCo Stockholder Meeting, PubCo may postpone or adjourn, or make one or more successive postponements or adjournments of, the PubCo Stockholder Meeting as long as the date of the PubCo Stockholder Meeting is not postponed or adjourned by more than an aggregate of ten (10) Business Days days in connection with any postponements or adjournments.

(b)            Notwithstanding anything to the contrary contained in Section 5.07(a), PubCo shall use its reasonable best efforts to convene and hold a PubCo Stockholder Meeting to obtain approval for the PubCo Stockholder Approval Matters as soon as practicable after the Closing Date. If, despite PubCo’s reasonable best efforts, the approval for the PubCo Stockholder Approval Matters is not obtained on or prior to January 31, 2026, PubCo shall cause an additional PubCo Stockholder Meeting to be held on or prior to the 60th calendar day following the failure to obtain an approval to the PubCo Stockholder Approval Matters. If, despite PubCo’s reasonable best efforts, such approval of the PubCo Stockholder Approval Matters is still not obtained after such subsequent PubCo Stockholder Meeting, PubCo shall continue to cause additional PubCo Stockholder Meeting to be held every 60 days thereafter until such approval of the PubCo Stockholder Approval Matters have been obtained.

Section 5.08 Governmental and Other Approvals and Consents.

(a)            Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)            Sellers and PubCo shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.02 of the Disclosure Schedules as promptly as practicable after the Closing and prior to the PubCo Stockholder Meeting.

(c)            Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)            respond to any inquiries by any Governmental Authority regarding any matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)           avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)          in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)            If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Sellers shall, subsequent to the Closing, cooperate with PubCo and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Sellers shall use their reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company, respectively, shall assume all obligations and burdens thereunder.

(e)            All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 5.09 Board of Directors. At the Closing, Sellers shall have the right to designate two directors to the PubCo’s Board of Directors which designee shall be subject to the consent of PubCo, not to be unreasonably withheld, which designees shall be entitled to serve as a director until PubCo’s next regularly scheduled annual meeting. The Parties further agree that additional directors may be appointed or appointable by Sellers upon the conversion of Exchanged Preferred Stock into PubCo Common Stock, such that upon the full conversion of Exchanged Preferred Stock into PubCo Common Stock, Sellers shall be entitled to appoint 5 out of the 7 directors, subject to requirements of Nasdaq (the “Board Control”).

Section 5.10 Closing Conditions From the date hereof until the Closing, each party hereto shall use its reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof that are applicable to it.

Section 5.11 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.12 Audit. From and after the Closing, Sellers agree to cooperate with PubCo and PubCo’s auditors in conducting an audit of the Company’s financial statements for the fiscal years ending December 31, 2023 and December 31, 2024 (the “Audit”) and to cooperate with PubCo in preparing unaudited financial statements for the Company through its most recent 2025 fiscal quarter end as may be required in connection with any SEC filings to be made by PubCo. In connection therewith, Sellers agree to make all of the applicable books and records available to PubCo and PubCo’s Auditor and to make the appropriate individuals and outside accountants available to PubCo and PubCo’s Auditor auditor in connection therewith.

Section 5.13 Financing. The closing of PubCo’s proposed financing with the gross proceeds therefrom of not less than $3 million financing shall occur no later than 30 days following the Closing Date (the “Financing”). At no time prior to the completion of such financing shall PubCo have less than $2,000,000 in available cash on deposit with one or more financial or banking institutions.

Section 5.14 Conversion of Exchanged Preferred Stock. PubCo shall undertake to issue such corresponding shares of Common Stock issuable upon the conversion of the Exchanged Preferred Shares within five (5) Business Days of the achievement of each Milestone without further notice from Sellers.

Section 5.15 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.16 Seller Disclosure Schedules. Sellers shall have 21 days from the date hereof to deliver to PubCo the Seller Disclosure Letter as referenced in Article III together with copies of any and all documents or other relevant information with respect to any disclosures listed in the Seller Disclosure Letter as may be appropriate and relevant. If any such disclosure listed in the Seller Disclosure Letter has or is reasonably likely (taking into consideration the totality of facts and circumstance as applicable to the Company or AMPX) to have a Material Adverse Effect on the Company’s ownership of the AMPX Shares or the ownership or operation of the AMPX assets or business, then PubCo shall be entitled to seek indemnification for any breach of representation or warranty as set forth in Section 8.02(a) herein, and such for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any such disclosure or other similar qualification contained in the Seller Disclosure Letter.

Section 5.17 Incentive to the Company Team; PubCo Option or Incentive Plan. As soon as practicable after the date hereof and subject to any required shareholder approval, in cancellation of any and all existing AMPX warrants and options, PubCo shall: (a) issue up to 2,000,000 restricted stock awards exercisable for PubCo Common Stock, to such Persons and in such amounts as the Company and PubCo may mutually agree with respect to such Persons working for or with the Company before or after the Closing Date; (b) amend its option or incentive plan currently in effect (the “PubCo Incentive Plan”) to, among other things, increase the number of shares of PubCo Common Stock issuable or available to be issued under the PubCo Incentive Plan, and (c) grant Awards (as defined in the PubCo Incentive Plan) of up to 3,800,000 options, exercisable at $0.66 per share, subject to a 3-year vesting starting December 31, 2025, to such Persons and in such amounts as the Company and PubCo may mutually agree with respect to such Persons working for or with the Company before or after the Closing Date. The Awards granted will be subject to the terms and conditions of the PubCo Incentive Plan, as amended from time to time.

ARTICLE VI

[RESERVED]

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)            No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)           Sellers and the Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 and Section 5.08 and PubCo shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to PubCo and Sellers, as the case may be, and none of such consent, authorization, order and approval shall have been revoked as of the Closing Date.

Section 7.02 Conditions to Obligations of PubCo. The obligations of PubCo to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or PubCo’s waiver, at or prior to the Closing, of each of the following conditions:

(a)            Subject to the Sellers Disclosure Letter, which may be delivered after the date of this Agreement with retroactive effect as agreed to by the parties hereto, the representations and warranties of Sellers contained in this Agreement and the Ancillary Documents shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Sellers’ ability to consummate the transactions contemplated by this Agreement.

(b)            Sellers and the Company shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)            No Action shall have been commenced against PubCo, any Seller, or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)           The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to PubCo.

(e)            Agent shall have delivered to PubCo a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(f)            The Company shall have entered into a definitive binding agreement with AMP Solar Group Inc. to acquire additional ordinary shares of AMPX representing 24% of the issued and outstanding shares of AMPX.

(g)            PubCo shall have received a certificate, dated the Closing Date and signed by Sellers, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)            The representations and warranties of PubCo contained in this Agreement and the Ancillary Documents shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on PubCo’s ability to consummate the transactions contemplated by this Agreement.

(b)            PubCo shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, PubCo shall have performed such agreements and covenants, as so qualified, in all respects.

(c)            No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)            The Ancillary Documents shall have been executed and delivered by the parties thereto and complete copies thereof shall have been delivered to Seller.

(e)            PubCo shall have no less than $2,000,000 of available cash on deposit with one or more financial or banking institutions and such amount shall remain under deposit and available to PubCo until the closing of PubCo’s proposed Financing. PubCo shall deliver to Sellers at the Closing a certified copy of its banking statement or similar records showing such amount being in deposit.

(f)             Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of PubCo, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(g)            Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of PubCo certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of PubCo authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h)            Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of PubCo certifying the names and signatures of the officers of PubCo authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(i)             Shares of the PubCo Common Stock remain listed on the Nasdaq Global Market.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Sellers contained herein shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04 and Section 3.16 shall survive indefinitely. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the PubCo contained herein shall survive the Closing and shall remain in full force and effect until the date that is 30 days after the PubCo files its Form 10-K for its fiscal year ending December 31, 2026; provided, that the representations and warranties in Section 4.01, Section 4.02 and Section 4.04 shall survive indefinitely. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Sellers shall severally and not jointly indemnify and defend each of PubCo and its Affiliates (including the Company after the Closing) and their respective Representatives (collectively, the “PubCo Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the PubCo Indemnitees based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of Seller contained in ARTICLE III of this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; or

(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement

Section 8.03 Indemnification By PubCo. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, PubCo shall indemnify and defend each of the Sellers (including the Company if before the Closing) and their respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of PubCo contained in ARTICLE IV of this Agreement or in any certificate or instrument delivered by or on behalf of PubCo pursuant to this Agreement; or

(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by PubCo pursuant to this Agreement.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)            Sellers shall not be liable to the PubCo Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $250,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed $5,000,000 (the “Cap”).

(b)            PubCo shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event PubCo shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which PubCo shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c)            Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 4.01, Section 4.02, Section 4.04 and Section 4.05.

Section 8.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a)            Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third- Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) the Third-party Claim is brought in a jurisdiction other than the Republic of the Philippines. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers and PubCo shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 8.05(b)) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)            Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third- Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)            Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Reserved.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

ARTICLE IX

TERMINATION

Section 9.01 [Reserved]

Section 9.02 Recission and Unwinding. Notwithstanding the Closing having occurred and the Exchanged Common Shares and Exchanged Preferred Shares having been issued in exchange for the Shares pursuant to this Agreement, until the earlier of such time as the Sellers have Board Control as set forth in Section 5.09 or until such time as all of the shares of the Exchange Preferred Shares that are entitled to be converted into PubCo Common Stock have been converted into PubCo Common Stock in accordance with this Agreement and the Certificate of Designation, Sellers may by written notice to PubCo nullify, rescind and unwind this Agreement and the Share Exchange undertaken pursuant to this Agreement without penalty to Sellers:

(a)            upon the deregistration of PubCo Common Stock or the termination of listing PubCo Common Stock on Nasdaq;

(b)            if PubCo fails to timely file a Proxy Statement or to call, give notice of, convene and hold a PubCo Stockholder Meeting pursuant to Section 5.07 of this Agreement, provided, that such delay or failure is not as a result of PubCo not receiving the required Audit from the Company; or

(c)            if approval of the PubCo Stockholder Approval Matters cannot be obtained after three PubCo Stockholder Meetings have been called and held to seek such approval.

Section 9.03 Effect of Termination.

(a)            In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(i)             that the obligations set forth in this ARTICLE IX and ARTICLE X hereof shall survive termination; and

(ii)            that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

(b)            In the event Sellers nullify, rescind or unwind this Agreement and the Share Exchange pursuant to Section 9.02(a), Section 9.02(b) or Section 9.02(c), PubCo shall be obligated to return the Shares to Sellers in exchange for the return by Sellers of the Exchanged Common Shares and the Exchanged Preferred Shares (if not yet converted or any shares of PuCo Common Stock issued upon conversion of the Exchanged Preferred Shares). Notwithstanding anything to the contrary, in the event that Sellers rescind or unwind this Agreement and the Share Exchange pursuant to Section 9.02(a) or Section 9.02(b), Sellers shall be entitled to seek, and PubCo shall be liable to Sellers for, a break fee from PubCo in the amount of $1,000,000 in connection therewith.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:	To the address for each Seller set forth in Schedule A

with a copy to:	Lucosky Brookman
101 Wood Ave S, 5th Floor
Woodbridge, New Jersey 08830
fax 732 395 4401

E-mail: jlucosky@lucbro.com lmetelitsa@lucbro.com

Attention: Joseph Lucosky Lawrence Metelitsa

If to PubCo:	Entero Therapeautics, Inc.
777 Yamato Road, Suite 502
Boca Raton, FL 33431

E-mail: jason@accessalternative.com
Attention: Jason Sawyer

with a copy to:	Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas New York, NY 10036

E-mail: rcarmel@srfc.law
Attention: Ross Carmel

Section 10.03 Interpretation. For purposes of this Agreement, unless otherwise expressly provided, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, PubCo may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)            ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN COUNTY OF KENT, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers or representatives.

PUBCO

ENTERO THERAPEUTICS, INC.

By	/s/ Jason Sawyer
Name: Jason Sawyer
Title: Interim Chief Executive Officer

THE COMPANY

GRID AI CORP

By
Name:
Title:

SELLERS:

ROBERT KENNEDY
Authorized Signatory
On behalf of Each Seller

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers or representatives.

PUBCO

ENTERO THERAPEUTICS, INC.

By
Name: Jason Sawyer
Title: Interim Chief Executive Officer

THE COMPANY

GRID AI CORP

By	/s/ ROBERT KENNEDY
ROBERT KENNEDY
Authorized Signatory

SELLERS:

ROBERT KENNEDY
Authorized Signatory
On behalf of Each Seller

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers or representatives.

PUBCO

ENTERO THERAPEUTICS, INC.

By
Name: Jason Sawyer
Title: Interim Chief Executive Officer

THE COMPANY

GRID AI CORP

By
Name:
Title:

SELLERS:

/s/ ROBERT KENNEDY
ROBERT KENNEDY
Authorized Signatory On behalf of Each Seller

SCHEDULE A

Schedule of Sellers

Name of Seller	Address	Number of Shares Owned	Number of Exchanged Common Shares	Number of Exchange Preferred Shares

SCHEDULE B

Conversion Milestones

Milestone	Target Date	Notes/Status	Percentage of Exchanged Preferred Stock Converted
AmpZ LOI Executed	Mid Q4 '25	Underway; scope and engagement in development; commercial terms discussion about to commence
AGL Contract Executed	Mid Q4 '25	Trial results exceeded expectations; teams negotiating terms; Sr leadership engagement underway
Integrate Controls Team for Amp Z contract	End Q4 '25	Top prospects in Australia, Texas, plus other US and Europe retailers identified; will sell top down
Increase AmpX Pipeline by over $25M	End Q4 '25	Top prospects in Australia, Texas, plus other US and Europe retailers identified; will sell top down
AmpZ Contract Executed	Beg Q1 '26	Top 12-15 candidates mapped, make initial outreach at senior level to at least half